Exhibit 99.B(h)(7)

SCHEDULE D
TO THE AMENDED AND RESTATED
ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
BETWEEN
SEI TAX EXEMPT TRUST
AND
SEI INVESTMENTS FUND MANAGEMENT
DATED AS OF DECEMBER 10, 2003
AS AMENDED MARCH 14, 2007

Portfolios:

This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

Intermediate-Term Municipal Fund

California Municipal Bond Fund

Massachusetts Municipal Bond Fund

New Jersey Municipal Bond Fund

New York Municipal Bond Fund

Pennsylvania Municipal Bond Fund

Tax Free Fund

Institutional Tax Free Fund

Massachusetts Tax Free Money Market Fund

Short Duration Municipal Fund

Tax-Advantaged Income Fund

Fees:	Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

Intermediate-Term Municipal Fund – Class A Shares	0.24%
California Municipal Bond Fund – Class A Shares	0.24%
Massachusetts Municipal Bond Fund – Class A Shares	0.24%
New Jersey Municipal Bond Fund – Class A Shares	0.24%
New York Municipal Bond Fund – Class A Shares	0.24%
Pennsylvania Municipal Bond Fund – Class A and B Shares	0.20%
Tax Free Fund – Class A Shares	0.36%
Institutional Tax Free Fund – Class A, B and C Shares	0.36%
Massachusetts Tax Free Money Market Fund – Class B and C Shares	0.23%
Short Duration Municipal Fund	0.24%
Tax-Advantaged Income Fund – Class A Shares	0.24%

D-1